Exhibit 10.17

***	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

MANUFACTURING AND

SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT is entered into effective as of June 30, 2002 (“Effective Date”), by and between ENHANCED DERM TECHNOLOGIES, INC., a Delaware corporation (“EDT”) and SKINMEDICA, INC., a California corporation (“SM”). EDT and SM are each referred to as a “Party” to this Agreement, and collectively as the “Parties.”

BACKGROUND

A.	SM desires to use EDT’s facilities, resources and expertise to manufacture the Product, as defined below.

B.	EDT desires to act as developer and contract manufacturer of the Product in accordance with the terms and conditions set forth in this Agreement.

C.	EDT desires to grant to SM an exclusive license to market and sell the Product for the purpose of the treatment of diseases in the Field in the Territory, as both terms are defined below.

NOW, THEREFORE, in consideration of these premises and the mutual covenants set forth below, EDT and SM agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Acceptance Notice” shall have the meaning set forth in Section 14.1 of this Agreement.

“Affiliate” means any corporation or other business entity controlled by, controlling or under common control with a Party hereto. For this purpose “control” shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock, or a fifty percent (50%) or more interest in the income of, such corporation or other business entity.

“Arbitrator” shall have the meaning set forth in Section 15.2 of this Agreement.

“Certificate of Analysis” means a summary of the quality control testing, as described in the Product Specifications, performed by the Contract Manufacturer for Finished Product supplied under this Agreement.

“cGMP” means current Good Manufacturing Practices of the U.S. Food and Drug Administration, as may be amended from time to time.

“Claim” shall have the meaning set forth in Section 15.2 of this Agreement.

“Commercially Reasonable Efforts” means the effort by EDT or SM to deploy, in light of prevailing circumstances and taking into account obligations and commitments to third parties, sufficient resources, capital equipment, material and labor as might reasonably be expected to achieve in an appropriate time-scale, the benefits which are anticipated to accrue to EDT and SM from the commercial exploitation of the Products, and if the Commercially Reasonable Efforts are to be directed to a specific goal, then that goal.

“Confidential Information” shall have the meaning set forth in Section 8.2.1 of this Agreement.

“Contract Manufacturer” shall mean DPT Laboratories, Ltd. or such other manufacturer of the Product selected by EDT and approved by SM.

“DelPouch	Product” shall have the meaning set forth in Section 14.1 of this Agreement.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“FDA” means the U.S. Food and Drug Administration.

“Field” means the treatment of pigmentation disorders.

“Finished Product” shall mean the Product together with all Labeling, branding, trade dress and packaging set forth in the Product Specifications.

“Initial Term” shall have the meaning set forth in Section 11.1 of this Agreement.

“Know-How” means unpatented technical and other information, including without limitation, ideas, concepts, expertise, designs, inventions, discoveries, data, formulae, specifications, procedures for experiments, patent and legal data or descriptions, marketing, sales and manufacturing data, tests and other protocols and techniques, which is necessary or useful to make, have made, use, have used, offer for sale, sell and import the Product in the Field in the Territory.

“Labeling” means the primary container label, secondary packaging, package insert, shelf pack and shipper label specific to a Finished Product manufactured in accordance with the Product Specifications.

“Losses” shall have the meaning set forth in Article 12 of this Agreement.

“Manufacturing Standards” means the specifications for manufacturing, packaging, labeling and storing the Products set forth in the Product Specifications, the master batch record, cGMPs, “material safety data sheets,” and all other applicable U.S. federal and state laws and regulations.

“Minimum Purchase Requirements” shall have the meaning set forth in Section 3.4.1 of this Agreement.

“Offer	Notice” shall have the meaning set forth in Section 14.1 of this Agreement.

“Party” and “Parties” shall have the meanings set forth in the preamble to this Agreement.

“Patents” means all patents and patent applications in which EDT has rights covering the Product and the Field, and any divisions, provisionals, renewals, continuations, continuations-in-part, extensions or substitutions thereof, including those patents set forth on Schedule I.

“Placebo” means a Product adjusted to be formulated without the active ingredient.

“Product” means the product described on Exhibit A to this Agreement, as it may be amended from time to time, and which is incorporated by this reference as though fully set forth in this paragraph.

“Product Specifications” means the specifications agreed to by both Parties for the manufacture of any Product and attached hereto as Exhibit C.

“Regulatory Authority” means the FDA or any equivalent or additional governmental or regulatory agencies having authority over EDT, EDT’s facilities, or the Products.

“Samples” means the Product size intended for distribution without charge to medical professionals.

“SM Improvements” shall have the meaning set forth in Section 4.4 of this Agreement.

“Term” shall mean the Initial Term and any extensions or renewals of the Initial Term in accordance with Section 11.1 of this Agreement.

“Territory” means the United States of America, including its territories, commonwealths and possessions.

“Unique Materials” shall have the meaning set forth in Section 3.12 of this Agreement.

ARTICLE 2

MANUFACTURE

2.1	Exclusive Supply of Products. EDT shall supply, or cause to be supplied, and SM shall purchase all of SM’s Minimum Purchase Requirements of Finished Product, including

Samples, for use in the Field in the Territory on the terms, and subject to the conditions, of this Agreement. EDT agrees that, during the Term of this Agreement, SM shall have the exclusive right to purchase the Product from EDT and its Affiliates for resale in the Field and the Territory until such time as SM fails to satisfy the Minimum Purchase Requirements specified in Section 3.4.1 below and forfeits its exclusive right to purchase the Product in accordance with Section 3.4.3 below.

2.2	General Responsibilities. EDT will be responsible *** for all scale-up, validation, stability, formulation, Finished Product testing, and fill and finish work related to the manufacture of the Product.

2.3	Conformance to Specifications. During the Term of this Agreement, and subject to the terms and conditions of this Agreement, EDT shall cause Contract Manufacturer to formulate, fill and package the Product in accordance with the Product Specifications and Labeling requirements of SM. The Product shall conform to the Product Specifications.

2.4	Labeling.

2.4.1	EDT will label and package, or cause to be labeled and packaged, the Product in finished form (i.e., Finished Product), pursuant to a firm purchase order accepted by EDT as described in Section 3.7, provided, however, that SM shall provide all specifications and artwork for packaging and trade dress for the Labeling and, and shall be responsible for the accuracy and final approval of Labeling before manufacture.

2.4.2	SM shall determine the trademarks and trade names owned or licensed by SM to be used in connection with the Product and which trademarks and trade names will appear on the labels, labeling, and any promotional materials for the Products. SM shall advise EDT as to the trademarks and trade names SM has selected for the Product. EDT shall use these trademarks and trade names and no other trademarks and trade names on the labels and labeling for the Product. EDT shall have no right to use said trademarks and trade names other than in connection with its manufacturing and packaging Products for sale to SM under this Agreement. Upon expiration or termination of this Agreement, EDT shall not use any of these trademarks or trade names, whether or not said trademarks or trade names have been registered with the U.S. Patent and Trademark Office. SM shall have the right to change trademarks and trade names and will reimburse EDT for any costs incurred for labels or labeling bearing a trademark or trade name that SM has determined it no longer wants to use.

2.5	Raw Materials. EDT and/or Contract Manufacturer shall have the sole responsibility to source all raw materials used in the manufacture of the Product.

2.6	Batch Testing; Certificate of Analysis. EDT shall test, or cause to be tested, in accordance with the Product Specifications, each batch of Product manufactured pursuant to this Agreement before delivery to SM. Prior to each shipment of Product, EDT shall

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provide, or cause to be provided, to SM a Certificate of Analysis in customary form attesting to the quality of each batch contained within the shipment, including review and approval by the appropriate quality control unit of all batch production and control records. EDT shall maintain or cause to be maintained and provide SM with such batch records and documentation, including information relating to the manufacturing, packaging, labeling, and quality control testing and analysis for each lot of Finished Product produced hereunder as may be required by the FDA and under all applicable federal, state and local laws and regulations.

2.7	Good Manufacturing Practices. EDT shall ensure that Contract Manufacturer and any other contractors/affiliates shall manufacture, store and prepare all Product and related raw materials for shipping in accordance with the cGMPs, in a facility to be agreed upon by EDT and SM. EDT may not change manufacturing of the Product to an alternate facility without first obtaining SM’s written approval.

2.8	Inspections. EDT authorizes SM to make reasonable inspections at Contract Manufacturer’s plant on the same terms as are available to EDT under its agreement with Contract Manufacturer in order for SM to satisfy itself that the Contract Manufacturer manufactures and documents the Product according to current cGMPs. In furtherance of, and not limited by, the foregoing, SM shall use its Commercially Reasonable Efforts to cause Contract Manufacturer to permit SM, at any time during the Term of this Agreement, upon reasonable prior notice and during reasonable business hours, to inspect the facility where the Product has been or is being manufactured or stored, or the raw materials to be incorporated into the Products have been or are being manufactured or stored. The provisions of this Section 2.8 are subject to the confidentiality provisions of Article 8. SM shall be responsible for its costs of travel and accommodation for such inspections.

2.9	Changes to Specifications.

2.9.1	The Product Specifications or manufacturing process shall not be supplemented, modified or amended in any respect without the prior written agreement of the Parties. If SM requests a change to a Product Specification, including the manufacturing process, and EDT agrees that such change is feasible, such change shall be incorporated within the Product Specification pursuant to a written amendment to this Agreement which shall specify the change and resulting increase in price agreed to by each of the Parties.

2.9.2	EDT may provide additional services in conjunction with the manufacture of the Products, such as additional formulation, process development or stability testing, at the request of SM and pursuant to SM’s purchase order.

2.10	Placebos. If required for clinical trial work in the future, EDT shall also supply all of SM’s needs for Placebos, on terms to be agreed upon at that time.

ARTICLE 3

PLANNING AND SUPPLY

3.1	Supply of Product. EDT will produce, or cause to be produced, Finished Product to meet the mutually agreed upon forecasts, subject to the provisions of this Article 3. EDT shall have the sole responsibility, financially and otherwise, for manufacturing the Product, either directly or through Contract Manufacturer or one or more Affiliates of EDT, receiving and processing orders and shipping the Finished Product to SM. EDT shall bear all costs of the foregoing activities, including without limitation ***. EDT may utilize contractors to carry out its obligations hereunder, including Affiliates of EDT, only with the prior written consent of SM (provided that SM is deemed to have hereby consented to the appointment of the initial Contract Manufacturer). EDT shall ensure, but cannot guarantee, that sufficient stock of the Product will be available in its inventory, or set aside by Contract Manufacturer, to promptly fill orders from the trade based on the rolling non-binding forecasts provided by SM pursuant to Section 3.5.

3.2	Production. EDT will keep SM informed of all scheduled production activity for the Products.

3.3	Initial Supply of Product and Samples. EDT shall make available and SM shall purchase for commercial sale an initial supply of *** units of Product no later than ***; provided however, that if the expiration date on Product is less than twenty (20) months, the initial supply required to be purchased by SM shall be *** units. The expiration dating shall be calculated as of the date that Product is manufactured. For the avoidance of any doubt, the definition of “available” in this Section 3.3 shall mean that the initial supply of Product must be released from quarantine and ready for shipping by ***.

3.4	Minimum Purchase Requirements.

3.4.1	SM agrees to purchase a minimum of *** units of the Product per twelve (12) month period commencing with the first purchase of Product hereunder (the “Minimum Purchase Requirements”). Subject to Section 11.2, any failure of SM to deliver firm purchases orders meeting the Minimum Purchase Requirements shall not be deemed to be a breach of this Agreement and shall result only in the loss by SM of its exclusive right to purchase Product from EDT as set forth in Section 3.4.3 below.

3.4.2	If the FDA removes (or requires the removal) of the Product from the market, the Parties shall negotiate in good faith new minimum quantities.

3.4.3	If SM fails to purchase the Minimum Purchase Requirement in any given twelve (12) month period, EDT shall notify SM that it has failed to comply with this Section 3.4. If within the *** following such notice, SM fails to order sufficient quantities of Product to bring it into compliance with Section 3.4.1,

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then SM shall be deemed to have forfeited its exclusive right to purchase the Product hereunder and EDT may proceed to sell the Product to third parties in the Territory.

3.5	Forecasts. SM shall provide an initial production forecast for 2002 by July 1, 2002. Thereafter SM shall provide a twelve (12) month rolling production forecast every three (3) months. Forecasts shall be submitted in the format set out as Exhibit D. Forecasts shall include the amounts of each Product and Samples to be manufactured and supplied by EDT and the expected timing for the delivery of each shipment during the forecast period.

3.6	Purchase Orders. SM will place written purchase orders directly or through its designated representatives with EDT at least *** prior to requested shipment date, including the following details: number of units, requested shipping date, shipping instructions and SM’s order reference number including the price calculated according to this Agreement. Each Purchase Order issued pursuant to this Agreement shall be governed by the terms and conditions of this Agreement.

3.7	Acceptance of Purchase Order by EDT. EDT shall promptly acknowledge its receipt of purchase orders and inform SM of the anticipated dates of manufacture and delivery of each Product presentation to SM. EDT shall respond in writing as to its acceptance of each firm purchase order within *** of receipt of such order In each twelve (12) month period commencing after December 20, 2002, EDT must accept each purchase order from SM until such time as EDT has accepted purchase orders representing the Minimum Purchase Requirements in such period. All purchase orders which are accepted by EDT (or required to be accepted by EDT pursuant to this Section 3.7) shall be deemed binding on both of the parties.

3.8	Shipment; Delays. EDT shall ship the Product to SM or the location designated by SM by the delivery date specified in the accepted purchase order.

3.9	Change Orders. The time of delivery and quantities specified in a purchase order accepted by EDT pursuant to Section 3.7 above shall be binding upon the Parties and may not be changed or canceled.

3.10	Increased Demand. EDT will use Commercially Reasonable Efforts to accommodate SM’s requests for units in excess of those forecasted pursuant to Section 3.5; provided, however, that EDT shall not be in breach of this Agreement if EDT, despite its Commercially Reasonable Efforts, is unable to supply quantities of Product to SM in excess of *** of the amount forecast for that year pursuant to Section 3.5.

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3.11	Shipment; Inspection; Rejection

3.11.1	Shipment of Product. EDT shall ship, or cause to be shipped, at SM’s expense, the Product to SM or such destination(s) as SM may designate in writing. Product will be shipped FOB SM’s designated delivery location, and all risk of loss or damage therein shall pass to SM when each such order of the Product is delivered to SM’s designated facility. Title to the Product supplied to SM by EDT pursuant to an applicable purchase order shall remain in EDT until delivery to the SM’s designated facility, at which time title shall pass to the SM and SM shall assume all risk of loss or damage. All invoices and other shipping documents shall be sent via first class mail or by fax to SM’s address for notices under this Agreement.

3.11.2	Non-Conforming Product. SM may reject any batch of Product that does not conform to the Manufacturing Standards, subject to the terms of this Section. Within *** after SM’s receipt of Product and batch documents, SM shall inspect the Product and notify EDT whether it will accept or reject the Product. No inspection under this Section shall relieve EDT of its obligations and warranties under this Agreement. If SM rejects all or any part of any shipment of Product, the procedures to be followed are:

(a)	SM shall submit to EDT in writing any claim that Product does not conform with the Specifications or Manufacturing Standards (including conformance to cGMPs), accompanied by a report of SM’s analysis (which analysis shall be conducted in good faith) and a sample of the Product at issue, explaining in reasonable detail the basis on which the allegedly nonconforming Product does not meet the Specifications or Manufacturing Standards. Until any dispute concerning nonconformance is resolved pursuant to (b) (ii) below, ***. Only those tests listed in the Specifications may be used to demonstrate nonconformance of Product from the Specifications.

(b)	EDT shall conduct its own analysis of the Sample in good faith within *** after the receipt by EDT of the report and Sample from SM, and provide the results to SM.

(i)	If after EDT’s own analysis of the Sample EDT agrees with the claim of nonconformity, SM shall promptly inform EDT if SM wishes to have EDT replace the nonconforming Product with conforming Product. If SM wishes to receive such replacement Product, EDT shall provide such replacement as soon as reasonably practicable thereafter, in which case SM shall be obligated to pay only for such replacement Product. SM shall not be obligated to pay for the nonconforming Product, and EDT shall:

(A)	credit SM for the amount paid by SM to EDT for the nonconforming Product if SM has already paid for such nonconforming Product or

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(B)	cancel its invoice to SM for such nonconforming Product if SM has not yet paid for such nonconforming Product, and SM shall not be obligated to pay such canceled invoiced amount.

(ii)	If, after its own analysis, EDT does not agree with the claim of nonconformity or determines that SM is responsible for the nonconformity, such Product shall be tested for conformance with the applicable Specifications or Manufacturing Standards by an independent third party testing laboratory mutually acceptable to both parties. The independent analysis shall be binding on both Parties solely for the purpose of determining whether such Product may be rightfully rejected.

(c)	After a final determination that the Product shipment is nonconforming, and if EDT is responsible for the nonconformity, SM shall return or destroy it at EDT’s request and cost in the most cost effective and environmentally safe and appropriate manner available, consistent with federal, state and local laws and regulations.

3.11.3	Notwithstanding the other provisions of this Section 3.11, SM shall have no right to reject any Product that fails to conform with the Manufacturing Standards if the nonconformance is attributable to (a) events outside of EDT’s control that occurred after delivery to SM’s designated facility, or (b) processes, procedures or Product components specified by SM in the Specifications, provided that EDT followed or used such processes, procedures and Product components substantially in accordance with the Specifications and cGMPs.

3.12	Unique Materials. SM shall reimburse EDT for *** of “Unique Materials” (i.e., artwork, printed materials, labels, and cartons) purchased by EDT expressly to meet its performance obligations under this Agreement in reliance upon a firm Purchase Order accepted pursuant to Section 3.7 and which later are made obsolete, or to the extent that such Unique Materials remain on hand at the expiration or termination of this Agreement as provided under Article 11 unless terminated (i) by SM for breach by EDT or (ii) by EDT pursuant to Section 11.5. For purposes of this Section 3.12, material is obsolete if it cannot be incorporated into the Product due to changes mandated by a Regulatory Authority, changes directed by SM, or SM-mandated cancellation or postponement. EDT may invoice SM for *** of Unique Materials after they are made obsolete. EDT’s invoices shall identify the material in question and shall be accompanied by a statement of the cause of such obsolescence and a certification that EDT has disposed of such materials in accordance with the terms of this Agreement.

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3.13	Insurance. EDT and SM shall at their own expense obtain and maintain workers’ compensation and comprehensive general liability insurance with respect to performance under this Agreement, in the amount of ***.

ARTICLE 4

PROMOTION & PRODUCT DEVELOPMENT

4.1	Promotional Materials. SM shall create and develop at SM’s own expense, promotional materials relating to the Product for distribution to independent third parties. SM will establish the copy platform for all promotional materials and develop tactical programs.

4.2	Training Materials. SM shall bear the expenses associated with training its sales force. SM shall develop programs to monitor, test and otherwise ensure that the SM’s sales force is sufficiently knowledgeable about the Product and other information contained in SM’s training materials.

4.3	Clinical Studies. EDT shall provide SM with full access to all data generated by EDT on the Product, including clinical, regulatory and marketing data. In addition, SM, at its expense, shall have the right to conduct pre-clinical or clinical studies with the Product for regulatory and commercial purposes. SM will own all data and results from such studies which have been paid for in full by SM; provided, however, that EDT shall have the right to access such data/results for the purpose of making external presentations, with SM’s prior written consent.

4.4	Product Improvements. Product improvements, including but not limited to formulations improvements, identified, initiated or made by SM (“SM Improvements”) shall be the property of SM. SM Improvements may not be used by EDT or any of its Affiliates without the prior written consent of SM, except with Products sold to SM hereunder. SM Improvements will be incorporated in the Product, covered under this Agreement only by mutual and written agreement by both EDT and SM.

ARTICLE 5

PRICE AND PAYMENT TERMS

5.1	Development Fee. SM shall pay EDT *** upon execution of this Agreement. SM shall pay EDT an additional *** prior to June 30, 2002.

5.2	Price for Products. SM shall pay EDT for Products the amounts for each Product and for each size or formulation set forth in Exhibit B to this Agreement, which Exhibit may be amended from time to time by the mutual written agreement of the Parties. Prices for Products may be increased by EDT, not more than once each year, in order to reflect increases in *** for the relevant period.

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5.3	Invoices. EDT shall submit to SM an invoice with each shipment of Product. SM shall pay each invoice within *** of the date of each accurate invoice. SM shall not be obligated to pay for any non-conforming shipment of Product.

ARTICLE 6

WARRANTIES

6.1	Quality. To facilitate quality control inspections by the Parties, EDT shall identify each Product shipment with a vendor lot number that is traceable to raw materials and/or components used to manufacture such Product.

6.2	Representations and Warranties.

6.2.1	Product. EDT warrants that Product delivered to SM pursuant to this Agreement shall, at the time of delivery:

(a)	have been manufactured, filled, packaged and stored in accordance with all applicable laws, rules, regulations or requirements, including without limitation all FDA regulations;

(b)	have been manufactured, filled, packaged and stored in accordance with, and will conform to, the Product Specifications and Manufacturing Standards;

(c)	will be free from defects in material, manufacturing and workmanship when delivered to SM’s designated facility;

(d)	will not have been adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or be an article which may not, under the provisions of Sections 404 and 505 of the Food, Drug and Cosmetic Act, be introduced into interstate commerce;

(e)	does not infringe upon the rights of any third party, including without limitation rights under (i) U.S. Patent 5,932,612 or (ii) any other patents that directly pertain to the Product, and, in each case, any continuations or divisions of U.S. Patent 5,932,612 or such other patents;

(f)	have a *** from the date of manufacture.

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With respect to the representation in clause (f) above, EDT agrees to cause the Product to be delivered to SM reasonably promptly after the manufacture of the applicable Product batch.

6.2.2	Licensing. EDT represents and warrants that it has obtained and will maintain on a current basis and will comply with all licenses, permits and approvals of applicable governmental agencies as may be required to manufacture, test and store the Product pursuant to this Agreement and perform its other obligations under this Agreement. EDT shall be responsible for obtaining and maintaining licenses and permits for manufacture, testing and storage of the Product and ensuring that the facilities used in the manufacture of the Product meet cGMPs in all respects.

6.2.3	Compliance with Laws. EDT represents and warrants that it shall comply in all respects with all federal, state, local and foreign laws, regulations and other requirements applicable to the manufacture, testing and storage of the Product and the performance of EDT’s obligations under this Agreement. EDT shall have sole responsibility for adopting and enforcing safety procedures for the handling and manufacture of the Product at its facilities and the proper handling and proper disposal of waste relating to the Product.

6.2.4	Binding Effect. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

6.3	Limitations.

6.3.1	Limitations on Warranty. The warranties furnished in Section 6.2.1 shall not apply to defects caused by accident or willful damage, abuse, misuse, neglect, improper testing, handling, storage or use after delivery by EDT or the common carrier of the Product in question to SM’s designated facility.

6.3.2

No Implied Representations, Warranties or Conditions. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER EDT NOR SM MAKES ANY REPRESENTATIONS OR WARRANTIES AND THERE ARE NO CONDITIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO PRODUCT SUPPLIED UNDER THIS

AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS WITH RESPECT TO NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH PRODUCT, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE PRACTICE.

6.3.3	Limitation of Liability. EXCEPT FOR ANY LOSS, LIABILITY, DAMAGE OR OBLIGATION ARISING OUT OF OR RELATING TO THE DISCLOSURE OF CONFIDENTIAL INFORMATION PURSUANT TO ARTICLE 8 OR AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR ANY LOST OPPORTUNITY, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

ARTICLE 7

TECHNOLOGY TRANSFER

7.1	If for any reason EDT is unable to manufacture Product or provide sufficient quantity of Product to meet SM’s Minimum Purchase Requirements under this Agreement, after advance written notice to EDT from SM and an opportunity to cure not to exceed an additional ***, SM shall have the right to manufacture, or have manufactured by any substitute manufacturer, the Product, in addition to its other rights and privileges under this Agreement. In such event, EDT shall assist SM in qualifying a second source for the active ingredients in Product (excluding microsponge), providing technical assistance and documentation as necessary, including such manufacturing technology and know-how so as to permit another entity to manufacture such active ingredients, and EDT agrees to cooperate with SM to facilitate any technology transfer (excluding microsponge) required in furtherance of the foregoing. SM’s Minimum Purchase Requirements, and payment obligations to EDT pursuant to this Agreement, shall be temporarily suspended until EDT or the Contract Manufacturer can resume its manufacturing obligations or the expiration of any substitute manufacturing or supply agreement entered into by SM with the substitute manufacturer

7.2	EDT shall provide SM with data on the chemical and physical properties, toxicity, and handling, storing, and shipping information for any materials supplied to SM by EDT and any other information available to EDT that is necessary for the safe conduct of the manufacturing of the Product by SM or the substitute manufacturer. EDT shall supply SM with pertinent information regarding health or safety hazards to workers relating to materials supplied to SM by EDT. EDT shall update all of such information provided to SM as such information becomes available to EDT.

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7.3	In the event of any transfer of manufacturing responsibilities pursuant to this Article 7, EDT shall make available to SM, and SM shall purchase, SM’s minimum requirements of microsponge components. The Parties shall negotiate in good faith with respect to the appropriate price for such microsponge components, and, in any event, EDT shall offer such microsponge components to SM on terms no less favorable than the price attributable to the microsponge components included in Product previously supplied pursuant to this Agreement.

7.4	At such time as SM shall have the right to manufacture, or have manufactured, the Product in accordance with this Article 7, EDT shall be deemed to have granted to SM a license, under the Patents and Know-How (and any improvement in or modification thereof) to make, have made, use, have used, offer for sale, sell and import the Product for the Field in the Territory. Such license shall ***, other than payments for microsponge components in accordance with Section 7.3 above.

ARTICLE 8

CONFIDENTIALITY

8.1	Public Relations and Announcements. Neither Party shall make any representations concerning the other without the prior consent from the other Party. Except for such disclosure as is required by applicable law and/or stock exchange regulation, neither Party shall make any announcement, news release, public statement, publication or presentation relating to the existence of this Agreement or the arrangements referred to in this Agreement without the other Party’s prior written consent, which consent will not be unreasonably withheld. The Parties agree to coordinate the initial announcement and/or press release relating to this Agreement. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any governmental authority or stock exchange. The Parties agree that once approval for disclosure of information has been obtained in accordance with the provisions of this Section 8.1, the Party that requested such approval shall be entitled to use such information without any obligation to seek further approval.

8.2	Confidentiality.

8.2.1	Confidential Information. The Parties acknowledge that by reason of their relationship to each other under this Agreement, each will have access to certain information and materials concerning the other’s business, plans, trade secrets, customers (including, but not limited to, customer lists), technology, and/or products that is confidential and of substantial value to that Party, which value would be impaired if such information were disclosed to Third Parties (“Confidential Information”). Each Party agrees that it will not use in any way other than expressly authorized or contemplated under this Agreement, nor

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disclose to any third party, any such Confidential Information revealed to it by the other Party (except that Confidential Information may be disclosed, as required for the purposes of this Agreement, to any Regulatory Authority, an Affiliate, assignee, distributor, consultant or third party contractor or research and development organization under similar written obligations of non-disclosure and non-use), and will take every reasonable precaution to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. If Confidential Information is required to be disclosed in response to a valid order by a court, Regulatory Authority or other government body of competent jurisdiction, or if otherwise required to be disclosed by law, or if necessary to establish the rights of either Party under this Agreement, the receiving Party shall use Commercially Reasonable Efforts to provide the disclosing Party with advance notice of such required disclosure to give the disclosing Party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information.

8.2.2	Exceptions. For purposes of this Agreement, information shall be deemed Confidential Information if such information, by its nature or due to the context within which it is disclosed, is obviously intended by the disclosing Party to be kept confidential even if not identified as such in writing or with legends or other markings. Upon request by either Party, the other Party will advise whether or not it considers any particular information or materials to be Confidential Information. Confidential Information does not include information, technical data or know-how that:

(a)	is or becomes publicly available through no fault of the receiving Party or its individual employees, agents or members amounting to a breach of this Agreement;

(b)	is lawfully obtained on a non-confidential basis by the receiving Party from a third party who is not obligated to retain such information in confidence;

(c)	the receiving Party can demonstrate, by competent evidence, was known to it or any of its Affiliates from a source other than the disclosing Party or any of its Affiliates prior to the disclosure under this Agreement;

(d)	the receiving Party can demonstrate by its written records is independently developed by employees of the receiving Party or an Affiliate of the receiving Party, which employees were neither privy to nor had access to the Confidential Information and which is developed without use in any way of the Confidential Information;

(e)

must be disclosed to governmental agencies, provided that: (A) this exception shall only apply to disclosure to such agencies, and not to any other person or entity; and (B) the disclosing Party shall (1) provide the other Party with prompt notice (including copies of all written requests or demands) of any proposed disclosure to any governmental agency, with an explanation of the Confidential Information of the other Party to be disclosed; and (2) cooperate in any lawful effort by the other Party to prevent, limit or restrict disclosure of its Confidential Information to such government agency.

In addition, in the event EDT is unable to manufacture Product or provide sufficient quantity of Product and the provisions of Article 7 above permit SM to obtain a substitute manufacturer, SM may disclose Confidential Information to such substitute manufacturer to facilitate the manufacture of the Product (except microsponge) in accordance with Article 7; provided that the substitute manufacturer enters into similar written obligations of non-disclosure and non-use as set forth in this Article 8.

8.3	Remedy. If either Party breaches any of its obligations with respect to this Article 8, or if such a breach is likely to occur, the other Party shall be entitled to seek equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law, without posting a bond.

8.4	Return of Confidential Information. Within ten (10) days following the termination of any agreement between the Parties with respect to the subject matter the receiving Party agrees to promptly return all tangible items relating to the Confidential Information, including all written material, photographs, models, compounds, compositions and the like made available or supplied by the disclosing Party to receiving Party, and all copies thereof, upon the request of the disclosing Party, except such records as may be required to be kept for FDA or other government regulatory compliance. Recipient further agrees to identify those persons to whom the Confidential Information that is the subject of this Agreement was disclosed upon request of the disclosing Party.

ARTICLE 9

ASSIGNMENT

9.1	Assignment. Neither Party shall have the right or authority to assign the Agreement or any portion of the Agreement, to sublet or subcontract in whole or in part, or otherwise delegate its performance under this Agreement, except as contemplated hereunder or with the other Party’s prior written consent. Notwithstanding the foregoing, nothing in this Agreement shall prohibit EDT from assigning this Agreement to any Affiliate of EDT that may from time to time own or operate the facility at Lafayette, Louisiana. No such assignment shall relieve EDT of primary liability for the performance of its obligations under this Agreement.

ARTICLE 10

FORCE MAJEURE

10.1	Force Majeure. Neither Party shall be considered in default of performance of its obligations under this Agreement, except any obligation under this Agreement to make payments when due, to the extent that performance of such obligations is delayed by contingencies or causes beyond the reasonable control and not caused by the negligence or willful misconduct of such Party, including but not limited to strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions, or force majeure, to the extent that the failure to perform is beyond the reasonable control of the nonperforming Party, if the Party affected shall give prompt written notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement for the period of time that it is so disabled, but the Agreement shall otherwise remain in full force and effect.

ARTICLE 11

TERM AND TERMINATION

11.1	Term. This Agreement shall expire ten (10) years after the Effective Date (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically renew for successive one (1) year periods under the same terms and conditions set forth under this Agreement (or such other terms agreed in writing by the Parties) until terminated in writing in accordance with the provisions of this Agreement.

11.2	Termination for Material Breach. Either Party may terminate this Agreement upon written notice if the other Party has breached any of its material obligations under this Agreement, and such breach has not been cured within *** after written notice of the breach. Additionally, EDT may terminate this Agreement, at its sole option, if SM fails to meet the Minimum Purchase Requirement in *** periods.

11.3	Termination upon Insolvency. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement immediately by written notice to the other Party upon (i) the filing by the other Party of a voluntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, (ii) the filing against such other Party of an involuntary petition in bankruptcy which is not dismissed within sixty (60) days, (iii) the appointment of a receiver or trustee of any of such other Party’s property if such appointment is not vacated within sixty (60) days, (iv) the adjudication of such other Party as insolvent, or (v) the assignment of such other Party’s property for the benefit of its creditors.

11.4	Termination for Force Majeure. Either Party may terminate this agreement upon thirty (30) days prior written notice in the event of the other Party’s inability to substantially perform its obligations under this Agreement for more than one hundred eighty (180) days due to an event of force majeure as described in Article 10.

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11.5	Termination without Cause. SM may terminate this Agreement upon six (6) months’ written notice to EDT. EDT may terminate this Agreement after the expiration of the Initial Term upon six (6) months’ written notice to SM.

11.6	Accrued Liabilities. The termination of this Agreement for any reason shall not discharge either Party’s liability for obligations incurred under this Agreement and amounts unpaid at the time of such termination. SM shall be liable to pay EDT for any Product, work in progress and materials purchased by EDT to fulfill its obligations under firm purchase orders under this Agreement, provided however that EDT shall take all commercially reasonable steps to mitigate its damages under such circumstances.

11.7	Return and Disposition of Property. Upon the termination of this Agreement for any reason, each Party shall return to the other Party or its designee all of such other Party’s property, including, but not limited to, all proprietary information in its possession. To the extent required by law or to comply with such Party’s continuing obligations under this Agreement, each Party may keep a single copy of tangible property belonging to the other Party. EDT shall dispose of all bulk active ingredients, raw materials, containers, and Labeling not necessary to complete work in progress at SM’ expense in accordance with SM’ instructions.

ARTICLE 12

INDEMNIFICATION

12.1	Indemnification by EDT.

12.1.1	EDT shall indemnify SM, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all suits, losses, actions, demands, investigations, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by or rendered against any of them for personal injury, sickness, disease or death or other damages (collectively, “Losses”) brought by third parties arising from or occurring as a result of:

(a)	a nonconformity of Product with the warranties under Sections 6.1 and 6.2 except for any damages attributable to the negligence of SM, its employees or agents;

(b)	EDT’s failure to comply with the Product Specifications;

(c)	any willful act or omission or negligence of EDT or its employees, agents or other contractors in the manufacturing and testing of the Product;

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(d)	any breach (or alleged breach) by EDT of its representations, warranties, or obligations under this Agreement; or

(e)	the manufacture or the storage of the Product prior to the delivery of Product to SM’s designated facility by EDT or its Affiliates;

all except to the extent caused by the negligence or willful misconduct of SM or its officers, agents, employees, Affiliates, sublicensees or customers.

12.1.2	EDT shall indemnify, defend and hold harmless SM, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses incurred by or rendered against any of them related to any charge of infringement by a third party for the use, marketing or sale of any Product, including specifically with respect to United States Patent 5,932,612 and any continuations and divisions thereof; except that such indemnity shall not apply to any marketing claims by SM that are materially inconsistent with those made by EDT prior to the Effective Date.

12.2	Indemnification by SM. SM shall indemnify EDT, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses brought by third parties arising from or occurring as a result of:

(a)	the use, sale or other distribution of the Product;

(b)	any willful act or omission or negligence of SM or its employees, agents or other contractors

(c)	any breach (or alleged breach) by SM of its representations, warranties, or obligations under this Agreement; or

(d)	the storage of Product after its delivery to the SM’s designated facility;

all except to the extent caused by the negligence or willful misconduct of EDT or its officers, agents, employees, Affiliates, sublicensees or customers or the breach of any covenant, representation, warranty or agreement hereunder.

12.3	Process. If either Party expects to seek indemnification from the other pursuant to the provisions of this Article 12, it shall promptly give notice to the indemnifying Party of any such Claim. The indemnifying Party shall have the right to control the defense of such Claim and the indemnified Party shall cooperate with the indemnifying Party in the defense of such Claim. No settlement or compromise of any Claim shall be binding on a Party hereto without its prior written consent.

ARTICLE 13

AUDIT RIGHTS; INSPECTIONS

13.1	Inspections. SM, upon its own discretion and at its own cost and expense, is entitled during ordinary business hours and at dates acceptable to EDT to inspect or to have inspected, EDT’s plant and procedures used for manufacture and storage of the Products as well as the books and records referred to in Section 13.2 below.

13.2	Books and Records. EDT agrees to maintain and cause its Affiliates to maintain complete and accurate books and records of account so as to enable SM to verify amounts due and payable under this Agreement. In particular, EDT shall preserve and maintain all such records and accounts required for audit for a period of *** years after the calendar quarter for which the record applies.

13.3	Communications with Government Agencies. SM shall have the sole right and responsibility and shall bear all costs related to communications with any government agencies to satisfy their requirements regarding the authorization and/or continued authorization to market the Product in commercial quantities in the Territory. EDT shall promptly notify SM of any inquiry or other communication that it receives from the FDA concerning the Product. If required, SM shall be primarily responsible for all communications with the FDA (and state equivalent agencies) concerning the Product, including but not limited to reporting adverse events and responding to any inquiries concerning advertising, detailing or promotional materials. EDT, however, shall be able to communicate with the any such governmental agency regarding the Product if:

(a)	such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; or

(b)	EDT, if practical, made a request of such agency to communicate with SM instead, and such agency refused such request; provided, however, that before making any communication under this Section 13.4, EDT shall, if practical, give SM notice as soon as possible of EDT’s intention to make such communications, and SM shall, if practical, be permitted to accompany EDT, take part in any such communications and receive copies of all such communications.

13.4	Government Inspection. EDT agrees to advise SM by telephone and facsimile immediately of any proposed or announced visit or inspection, and as soon as possible but in any case within *** of any unannounced visit or inspection, by any Regulatory Authority of any facilities owned by EDT in the performance of its obligations under this Agreement. EDT shall provide SM with a reasonable description of each such visit or inspection promptly (but in no event later than five (5) calendar days) thereafter, and with copies of any letters, reports or other documents (including Form 483’s) issued by any such authorities that relate to the Products, or such facilities, processes or procedures. SM may review EDT’s responses to any such reports and communications, and if practicable, and, insofar as timely received, SM’ reasonable views and requests shall be taken into account prior to submission of such reports and communications to the relevant Regulatory Authority.

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13.5	Notification and Recall. If any Regulatory Authority issues or requests a recall or takes similar action in connection with the Product, or if either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal, the Party notified of or wishing to call such recall or similar action shall, within ***, advise the other Party of notification or its determination by telephone or facsimile, after which the Parties shall promptly discuss and work together to effect an appropriate course of action; provided, however, that either Party may initiate a recall or market withdrawal thereafter if it deems such action necessary or appropriate. SM shall be responsible for notification to FDA and compliance with applicable laws in conducting such recall.

13.6	Recall Expense. If a recall results from the breach of a Party’s warranties or obligations under this Agreement, the breaching Party shall bear the full expense of both Parties incurred in any such recall. Such expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product and the sum paid for the recalled Product. If, however, a recall is partially caused by SM’s actions or omissions and partially caused by EDT’s actions or omissions, then each Party shall be responsible for its proportionate share of the recall expenses based on its proportionate share of causation.

ARTICLE 14

DELPOUCH PRODUCT

14.1	Right to Product in DelPouch Form. EDT hereby grants to SM the right to purchase the Product in DelPouch form (the “DelPouch Product”) from EDT on an exclusive basis in the Field in the Territory prior to EDT’s offer of the DelPouch Product to any third party. In furtherance of the foregoing, EDT shall use Commercially Reasonable Efforts to offer the DelPouch Product as soon as reasonably practicable and shall provide prompt written notice (the “Offer Notice”) to SM specifying the terms on which the DelPouch is available. SM may elect to exercise its right of first refusal hereunder by providing an affirmative notice (the “Acceptance Notice”) to EDT within *** of the receipt of the Offer Notice. In such event, the Parties shall negotiate in good faith the definitive terms and agreements providing for the manufacture, purchase and supply of the DelPouch Product. EDT agrees that SM shall not be required to pay *** with respect to the DelPouch Product and that the fees payable by SM pursuant to Section 5.1 above shall be deemed in full satisfaction of *** that EDT would otherwise charge third parties with respect to the DelPouch Product.

14.2	Sale of DelPouch Product to Other Parties. In the event (i) SM does not provide an Acceptance Notice to EDT within such *** period or (ii) the Parties fail to agree on the definitive terms and agreements for the manufacture, purchase and supply of

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the DelPouch Product within *** of EDT’s receipt of the Acceptance Notice from SM, EDT shall have the right to offer the DelPouch Product to any other third party on no more favorable terms than those offered to SM in the Offer Notice or, if applicable, the draft of the definitive agreements last offered by EDT to SM.

14.3	Certification of Terms. In the event that EDT enters into any definitive agreement with respect to DelPouch Product with a third party in accordance with the foregoing, it shall provide SM with a certificate signed by an officer of EDT setting forth the material commercial terms of the definitive agreement and certifying that EDT has complied with the provisions of this Article 14.

ARTICLE 15

DISPUTES

15.1	Governing Law. This Agreement shall be governed, controlled, interpreted and defined by and under the laws of the State of California and the United States without regard to that body of law known as conflicts of law; provided that issues relating to the validity and enforceability of patents shall be governed by the laws of the jurisdiction under which such patent was granted.

15.2	Arbitration. Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract, or statute or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before a single arbitrator (“Arbitrator”) who is knowledgeable in the subject matter at issue in the dispute. The Arbitrator will be selected by mutual agreement of the parties. The arbitration shall be held in Los Angeles County, California. Arbitration of Claims between the parties shall be conducted in accordance with Sections 1282 through 1288 of the California Code of Civil Procedure. The Arbitrator shall, within 15 calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed. The Arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief he or she deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Arbitrator; provided, however, the Arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’

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fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Arbitrator. Each Party shall fully perform and satisfy the arbitration award within 15 days of the service of the award. By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a Claim between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

Notwithstanding the foregoing, either Party shall have the right to pursue an action in a court of competent jurisdiction to obtain injunctive or other equitable remedy, in order to preserve the status quo during the resolution of any dispute under this provision.

ARTICLE 16

NOTICES

16.1	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested; by facsimile; by internationally recognized courier; or by personal delivery, in each case addressed to the other Party at the address below or at such other address for which such Party gives notice under this Agreement.

If to SM, at:

SkinMedica, Inc.

2380 Camino Vida Roble, Suite C

Carlsbad, CA 92009

Attn: Rex Bright, President and Chief Executive Officer

If to EDT, at:

Enhanced Derm Technologies, Inc.

123 Saginaw Drive

Redwood City, CA 94063

Attn: David O’Hara

Such notice shall be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered. Either Party may change its address for notice by delivering a written notice of the new address in accordance with this Article 16.

ARTICLE 17

ADDITIONAL PROVISIONS

17.1	No Agency; Independent Contractor. Each Party is and shall be considered to be an independent contractor of the other Party. Neither Party shall be the legal agent of the other for any purpose whatsoever and neither Party has any right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or on behalf of the other Party. Neither Party shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the Party so to be bound.

17.2	Headings. Article and section headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17.3	Partial Invalidity. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, then: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remaining provisions of this Agreement will remain in full force and effect.

17.4	Survival. The covenants and agreements set forth in Articles 7, 8, 12 and 15 shall survive any termination or expiration of this Agreement and remain in full force and effect regardless of the cause of termination.

17.5	Entire Agreement. This Agreement, including the attached Exhibits, constitutes the entire agreement of the Parties with respect to the subject matter, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between SM and EDT with respect to such subject matter. In particular, (a) this Agreement specifically supercedes and replaces the Mutual Confidential Disclosure Agreement dated July 2, 2001 and the Hydroquinone/Retinol Cream Term Sheet dated July 30, 2001 in their entirety, and (b) in the event of conflict between this Agreement and the terms and conditions of any purchase order or other form generated in performance of this Agreement, then the terms and conditions of this Agreement shall control, and (c) in the event of conflict between this Agreement and the Quality Agreement (as it may be amended from time to time), the terms of this Agreement shall govern all aspects of the relationship between the Parties except that the Quality Agreement shall govern with respect to quality matters.

17.6

Waivers. No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless agreed in writing by the Party to be charged. The failure of either Party to enforce at any time, or for any period of time, any provision of this Agreement, or the failure to require at any time performance by the other Party of any provision of this Agreement, shall in no way be construed to be a present or future waiver of such provisions or of the right of such Party thereafter to enforce that provision or other provisions of this Agreement.

17.7	Restrictions; Ability to Subcontract. Insofar as EDT anticipates using contract laboratories for any activity contemplated by this Agreement, EDT shall notify SM when use of such contract laboratories becomes necessary. EDT may not use any such contract laboratories without the prior written consent of SM. EDT shall be responsible for assuring that any contract laboratories comply with the terms of this Agreement and applicable laws and regulations.

17.8	Amendment. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties.

17.9	Conflicting Terms and Conditions. All sales under this Agreement shall be subject to the provisions of this Agreement (including, without limitation, the Specifications) and shall not be subject to the terms and conditions contained on any purchase order of SM or confirmation of EDT, except insofar as any such purchase order or confirmation establishes:

(a)	the quantity and form of any Product ordered;

(b)	the shipment date;

(c)	the shipment routes and destinations; or

(d)	the carrier.

17.10	Binding Effect and Assignment. Each Party agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly, except as follows: (a) either Party may transfer or assign this Agreement to an Affiliate of such Party which agrees in writing to undertake the obligations under this Agreement, (b) either Party may transfer or assign this Agreement in connection with the sale of all or substantially all of the assigning Party’s related business, and (c) either Party may transfer or assign this Agreement to a non-Affiliate Third Party with the prior written consent of the other Party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to, the benefit of the Parties, their successors and assigns. Any attempted assignment contrary to the provisions of this Section 17.10 shall be deemed ineffective, and either Party shall have the right to terminate this Agreement, with the effect described in Section 11.2.

17.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first written above.

SKINMEDICA, INC.		ENHANCED DERM TECHNOLOGIES, INC.
(“SM”)		(“EDT”)

By:	/s/ Rex Bright	By:	/s/ David O’Hara
Name:	Rex Bright	Name:	David O’Hara
Title:	President and Chief Executive Officer	Title: